Exhibit 99.1

PRESS RELEASE

CONTACT:
Cary Marshall
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7600

Alliance Resource Partners, L.P. Announces CFO Transition

TULSA, OKLAHOMA, December 8, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) (“Alliance” or the “Partnership”) announced today that the Board of Directors of its general partner, Alliance Resource Management GP, LLC, has appointed Cary P. Marshall as Senior Vice President and Chief Financial Officer effective April 1, 2023. The appointment follows the Partnership’s previously announced retirement and succession plan for Brian L. Cantrell, current Chief Financial Officer. Mr. Cantrell will remain with Alliance through March 31, 2023, to facilitate an orderly transition.

“We extend our thanks and appreciation to Brian for his leadership, service, and contributions to Alliance over the past 19 years,” said Joseph W. Craft III, Chairman, President and Chief Executive Officer. “Brian played a critical role in the Partnership’s growth and financial strength during his tenure, and we wish him and his family all the best in his retirement.”

"As we transition Brian’s duties and responsibilities, we are fortunate to have a talented, proven, and capable leader like Cary fully-ready to step-in," added Mr. Craft. "We are confident that Cary's extensive knowledge of the business coupled with more than three decades of related experience will allow us to maintain our financial discipline and principles while advancing the performance and practices of the organization."

Mr. Marshall has served as Alliance's Vice President, Corporate Finance and Treasurer since May 2003.  Mr. Marshall joined Alliance’s predecessor entity, MAPCO Inc., in 1989 and has since held multiple positions across corporate finance and marketing.  Mr. Marshall is an alumnus of Southern Methodist University, where he received a Bachelor of Business Administration degree and a Master of Business Administration degree.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the eastern United States.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast-growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.